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                                                                   EXHIBIT 99.2


                [MILLENNIUM PHARMACEUTICALS, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE
---------------------

CONTACT: BEVERLY HOLLEY                                HARRY ARADER
         Director of Investor and Public Relations     Chief Financial Officer
         (617) 679-7480                                (617) 679-7165

             MILLENNIUM REPORTS 1996 FINANCIAL RESULTS AND ANNOUNCES
              COMPLETION OF MERGER WITH CHEMGENICS PHARMACEUTICALS

CAMBRIDGE, MA--FEBRUARY 11, 1997--Millennium Pharmaceuticals, Inc. (Nasdaq:
MLNM) today reported financial results for the fourth quarter and year ended December 31, 1996, and announced completion of its merger with ChemGenics Pharmaceuticals Inc.

For the quarter, Millennium reported a net loss of $3,772,000 or $0.16 a share, compared to net income of $8,806,000 or $0.46 per share in the fourth quarter of 1995. Revenues under the Company's strategic alliances were $9,524,000 for the fourth quarter of 1996, compared to $14,880,000 for the same period in 1995. The fourth quarter 1995 revenues were high due to license fees associated with Millennium's research collaborations. Interest income increased to $627,000 for the fourth quarter of 1996, compared to $182,000 for the fourth quarter of 1995. Expenditures on research and development for the fourth quarter of 1996 were $10,831,000 versus $5,235,000 for the fourth quarter of 1995.

For the year-ended December 31, 1996, the Company reported a net loss of $8,768,000 or $0.39 per share, compared to net income of $1,284,000 or $0.07 per share for the year-ended December 31, 1995. Revenues from strategic alliances increased to $31,764,000 compared to $22,880,000 in 1995, reflecting the financial commitments from Millennium's multiple strategic partners. Interest income increased to $3,131,000 for the year, compared to $358,000 in 1995, primarily due to the influx of cash from the Company's initial public offering in May of 1996. Expenditures on research and development increased to $34,803,000, compared to $17,838,000 in 1995. The Company ended 1996 with
$64,967,000 in cash, cash equivalents and investments.

Payments under strategic alliance and licensing arrangements have historically and will continue to be subject to significant fluctuations in both timing and amounts. This will result in periods of profitability and periods of losses making it difficult to compare results of operations from one period to another.

"Our financial performance in 1996 was in line with our strategic plan," commented Harry F. Arader, Jr., Chief Financial Officer. "In 1996 we completed an initial public offering with net proceeds of approximately $58 million, and signed strategic alliances with Wyeth-Ayerst and Eli Lilly. We also committed significant resources to the development of our drug discovery platform, an investment that we expect will yield an increasingly broad array of drug development candidates in the future."

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MILLENNIUM ANNOUNCES 1996 FINANCIAL RESULTS AND COMPLETION
OF MERGER WITH CHEMGENICS

Separately, the Company also announced today that it has completed a merger with ChemGenics Pharmaceuticals Inc. of Cambridge, MA. The transaction will be recorded as a purchase for accounting purposes and will result in a substantial charge to first quarter operating results due to the write-off of acquired in-process research and development.

The merger, which was announced on January 20, 1997, was consummated by the exchange of 0.2374 shares of common stock of Millennium for each outstanding share of common stock of ChemGenics. Millennium issued approximately 4.8 million shares of common stock in exchange for all outstanding shares of common stock of ChemGenics. The Millennium shares will be unregistered when issued and will be subject to certain restrictions on sale which expire in increments through September, 1997. The Company expects to file a registration statement in June 1997 relating to the shares being issued to ChemGenics. In addition, PerSeptive Biosystems, a principal shareholder of ChemGenics, received $4.0 million from ChemGenics in settlement of a promissory note and repurchase of warrants previously issued by ChemGenics to PerSeptive.

Millennium employs large-scale genetics, genomics, high throughput screening and bioinformatics in an integrated, broad-based drug discovery program applicable to all major human diseases. Independently and in strategic alliances with leading pharmaceutical companies, the Company has focused its research efforts on diseases that affect millions of individuals and are underserved by current therapeutic alternatives. These diseases include obesity, type II diabetes, atherosclerosis, asthma, cancer, diseases of the central nervous system, bacterial diseases and fungal diseases. Millennium's principal objective is to use its drug discovery platform to enable and accelerate the discovery and development of new, proprietary therapeutic and diagnostic products capable of addressing these diseases at their root causes, rather than simply identifying and treating their symptoms. Headquartered in Cambridge, Massachusetts, Millennium currently employs over 350 people.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in such forward looking statements include: difficulties that may be encountered in integrating the businesses, technologies and personnel of Millennium and ChemGenics following the merger; uncertainties relating to the gene identification, drug discovery and clinical development processes; changes in relationships with strategic partners and uncertainties relating to the performance by strategic partners of critical activities under the collaborative agreements with Millennium and ChemGenics; uncertainties related to governmental regulation; and other risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

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